Exhibit 5.1

July 26, 2018

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

MITSUBISHI UFJ FINANCIAL GROUP, INC.

$750,000,000 Floating Rate Senior Notes due July 26, 2021

$750,000,000 3.535% Senior Notes due July 26, 2021

$800,000,000 Floating Rate Senior Notes due July 26, 2023

$1,000,000,000 3.761% Senior Notes due July 26, 2023

$800,000,000 3.961% Senior Notes due March 2, 2028

$500,000,000 4.286% Senior Notes due July 26, 2038

Ladies and Gentlemen:

In connection with the registration statement (“Registration Statement”) on Form F-3 (File No. 333-209455) relating to senior debt securities of Mitsubishi UFJ Financial Group, Inc. (the “Company”), and the issue and offering outside Japan by the Company of $750,000,000 Floating Rate Senior Notes due July 26, 2021, $750,000,000 3.535% Senior Notes due July 26, 2021, $800,000,000 Floating Rate Senior Notes due July 26, 2023, $1,000,000,000 3.761% Senior Notes due July 26, 2023, $800,000,000 3.961% Senior Notes due March 2, 2028, which will be a further issue of, and will be consolidated and form a single series with, the $500,000,000 3.961% Senior Notes due March 2, 2028 of the Company issued on March 2, 2018, and $500,000,000 4.286% Senior Notes due July 26, 2038 (collectively, the “Notes”) pursuant to the underwriting agreement dated July 17, 2018 among the Company and the underwriters named therein (the “Underwriting Agreement”), we have acted as Japanese legal counsel to the Company and have been requested to provide our opinion to be filed as an exhibit to the Registration Statement.

For the purposes of this opinion, we have examined, inter alia, the following documents:

(a)	Certified copies of the Articles of Incorporation, the Board of Directors Regulations, the Regulations of Corporate Executives and the Corporation Meetings Regulations of the Company;

(b)	A certified copy dated July 19, 2018 of the commercial register of the Company;

(c)	Certified extract copies of the minutes of the meetings of the Board of Directors of the Company held on March 31, 2015 and June 25, 2015, certified extract copies of the minutes of the meetings of the Executive Management Committee of the Company held on January 20, 2016 and March 23, 2018, and certified copies of the certificate of Nobuyuki Hirano, President & Group Chief Executive Officer of the Company as to his decisions made on January 20, 2016 and March 23, 2018;

(d)	A copy of the Underwriting Agreement;

(e)	A copy of the senior indenture in respect of the Notes, dated March 1, 2016, between the Company and the Trustee (the “Indenture”);

(f)	The forms of the global certificates of the Notes (the “Global Certificates”);

(g)	Copies of the power of attorney of the Company dated February 5, 2016 executed by Mr. Nobuyuki Hirano, President & Group Chief Executive Officer of the Company, by way of affixing his seal as a Representative Corporate Executive of the Company, and the power of attorney dated February 5, 2016 signed by Mr. Muneaki Tokunari, Director and Group Chief Financial Officer of the Company; and

(h)	A copy of the power of attorney of the Company dated June 29, 2018 signed by Mr. Muneaki Tokunari, Group Chief Financial Officer of the Company (the “Power of Attorney”).

We have also examined such other certificates and corporate documents of the Company as well as such other matters, documents and records and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

On the basis of and subject to the foregoing, having regard to the relevant laws of Japan as of the date hereof to the extent that they are applicable, and subject to the assumptions, qualifications and limitations set out herein, we are of the opinion that:

The Notes, when payment for the Notes has been duly made in full in accordance with the Underwriting Agreement, and the Global Certificates have been duly signed on behalf of the Company by a Representative Corporate Executive of the Company or persons named in the Power of Attorney, duly authenticated and delivered in accordance with the terms of the Underwriting Agreement, the Indenture and the Notes, and assuming that the Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms under their governing law, to which they are subject and as to which we render no opinion, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) statements included, expressly or impliedly, in the documents, record and certificate of the Company or public officials are true and conform to the relevant facts thereof; (vi) all natural person-signatories who have executed or delivered the relevant documents on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (vii) each party (other than the Company) to each of the Underwriting Agreement and the Indenture and other relevant documents is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (viii) each of the Underwriting Agreement and the Indenture and other relevant documents is within the capacity in powers of and has been duly authorized by all the parties thereto (other than the Company); (ix) each of the Underwriting Agreement and the Indenture and other relevant documents has been duly executed and delivered by all the parties thereto (other than the Company); (x) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, the Notes and the Underwriting Agreement, the Indenture and other relevant documents; and (xi) the Underwriting Agreement, the Indenture and other relevant documents are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than the laws of Japan). We have not independently verified any of the matters referred to in (i) to (xi) above.

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein;

(ii)

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and as interpreted as of the date hereof. In giving the opinion set forth above, we have relied, as to matters governed by the laws of the State of New York or the federal laws of the United States of America, upon the legal opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, United States counsel to the Company dated the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)

The opinion expressed above is subject to (a) applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally and (b) any applicable statutes of limitation, lapse of time, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vi)	The above opinion does not cover any matters related to tax laws, treaties, regulations or guidelines;

(vii)	We express no opinion as to any amendments, supplements, renewals, extensions or other modification of any documents referred to herein which may be made after the delivery of this opinion;

(viii)

Certain terms used in documents referred to above or in any other document examined in connection with this opinion letter, and certain concepts expressed therein (i) may not have an equivalent in the Japanese language or under Japanese legal principles, or (ii) may have a different meaning in legal practice under the governing law thereof from that understood by Japanese counsel, including ourselves, based upon the plain-English meaning of such terms or concepts, as the case may be;

(ix)

In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the law of Japan and be brought before a Japanese court; and

(x)

The opinion expressed above relating to the legality, validity, effectiveness or enforceability of the obligations under any documents governed by any laws other than the laws of Japan shall mean that the laws of Japan will not interfere with the legality, validity, effectiveness or enforceability of the obligations under the relevant governing law other than the laws of Japan.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 6-K to be filed by the Company on the date hereof incorporated by reference into the Registration Statement and to the use of our name under the captions “Legal Matters” and “Limitations on Enforcement of U.S. Laws” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,

/s/ NAGASHIMA OHNO & TSUNEMATSU

(MKK)